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                                                                    EXHIBIT 3.05

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                           OF MACROVISION CORPORATION

     Macrovision Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, and written notice has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     II. The first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation shall be amended as follows:

     "FOURTH: This corporation is authorized to issue two classes of shares to be designated Common Stock and Preferred Stock, respectively. The corporation is authorized to issue One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share, of which Two Million Four Hundred Seventy Seven Thousand Five Hundred Seventy Eight (2,477,578) shares shall be designated as Series A Preferred Stock. Each one and eight-tenths (1.8) shares of the Corporation's Common Stock outstanding on the date of filing of this Certificate of Amendment of Certificate of Incorporation shall be combined into and reconstituted as one (1) share of Common Stock; provided, however, that all resulting fractional shares shall be rounded down to the nearest whole share. The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares of capital stock or the holders thereof are as follows:"

     IN WITNESS WHEREOF, Macrovision Corporation has caused this Certificate to be executed by William A. Krepick, its authorized officer, on this 26th day of February, 1997.

                              MACROVISION CORPORATION


                              By: /s/ William A. Krepick
                                 -----------------------------------
                                 William A. Krepick, President